Exhibit (l)

Hantz GROUP, Inc.

26200 American Drive

Southfield, MI 48034

June 9, 2026

American Drive Variable Insurance Trust

26200 American Drive

Southfield, MI 48034

Ladies and Gentlemen:

Hantz Group, in consideration of the formation of American Drive Variable Insurance Trust (the “Trust”) and each of its two initial series, American Drive Moderate Allocation Portfolio and American Drive Aggressive Allocation Portfolio, hereby subscribes for the number of shares of each Fund listed below at the price listed below.

Fund	Class	Number of Shares	Price Per Share	Total Investment
American Drive Moderate Allocation Portfolio	S	5,000	$10.00	$50,000
American Drive Aggressive Allocation Portfolio	S	5,000	$10.00	$50,000

We represent and warrant to the Trust that the shares of the Trust are being acquired for investment and not with a view to distribution thereof, and that we have no present intention to redeem or dispose of any of the shares.

Very truly yours,

HANTZ GROUP, INC.

By:	/s/ John R. Hantz
Name:	John R. Hantz
Title:	President and CEO